HEI Exhibit 10.20(e)

AMERICAN SAVINGS BANK SELECT DEFERRED COMPENSATION PLAN
Amendment No. 5 to January 1, 2009 Restatement

The American Savings Bank Select Deferred Compensation Plan (“SDCP”) is hereby amended by this Amendment No. 5 to the January 1, 2009 Restatement, as follows:

1.	Purpose and Explanation. This Amendment is adopted to simplify and clarify the SelectMatch eligibility and calculation.

a.
SelectMatch Eligibility. Eligibility for the SelectMatch shall require a one year waiting period. Specifically, eligibility shall begin on the first day of the quarter coinciding with or next following the completion of one year of employment with American Savings Bank (including, in certain cases, employment with an Affiliate). Rehired employees who completed one year of employment with the Bank or an Affiliate prior to their termination date are immediately eligible upon the date of their rehire or hire by the Bank. Rehired employees who did not complete one year of employment prior to their termination shall be required to be employed for one year from the date of their rehire or hire by the Bank.

b.
SelectMatch Contributions. A quarterly SelectMatch Contribution shall be made once each calendar quarter with respect to that quarter and an additional SelectMatch Contribution may be made at year’s end with respect to the Plan Year.

Each quarterly SelectMatch Contribution shall be equal to 4% of the Participant’s Deferral Contributions for that quarter.

A year-end SelectMatch Contribution with respect to the Plan Year may be made for Participants whose compensation exceeds the 401(a)(17) limit for the year. The intent of the year-end SelectMatch Contribution is for these Participants to receive a total SelectMatch for the Plan Year that is equal to the lesser of 4% of their Compensation in excess of the 401(a)(17) limit or their total Deferral Contributions for the Plan Year.

2.	Supersession. This Amendment No. 5 shall supersede the provisions of the SDCP to the extent that those provisions are inconsistent with this Amendment.

3.	Effective Date. This Amendment No. 5 is effective for Plan Years beginning on or after January 1, 2019.

4.	Section 4A.1. Section 4A.1 is amended in its entirety as follows:

a.
General. Each Participant who elects to make Deferral Contributions to the Plan for a Plan Year and who has completed one year of employment shall be entitled to receive employer-matching contributions which shall be known as “SelectMatch Contributions”.

SelectMatch Contributions shall be made to the Participant’s SelectMatch Account as soon as administratively feasible after the end of each calendar quarter in a Plan Year.

b.
Definition of “SelectMatch Compensation”. “SelectMatch Compensation” for a Plan Year shall mean “Compensation” as defined under the American Savings Bank 401(k) Plan, modified by the inclusion of Deferral Contributions under this Plan and not limited by the annual limit imposed by Section 401(a)(17) of the Code on compensation which may be taken into account by qualified plans (“401(a)(17) Limit”). The SelectMatch Compensation taken into account for a Plan Year shall include only compensation earned on or after the date that participation in the SelectMatch has commenced. Where such date is the first day of the second, third, or fourth quarter of the Plan Year, the 401(a)(17) Limit shall be prorated.

c.
Eligibility and Participation. For purposes of the SelectMatch, “one year of employment” shall mean continuous employment for one year with the Bank on and after the employee’s date of hire. For purposes of satisfying the one year of employment requirement, service with an Affiliate shall be taken into account, provided that, in the case of service of less than one year with the Affiliate, there is no break in service between employment with the Affiliate and employment with the Bank. Former employees of the Bank or an Affiliate who completed one year of employment with the Bank or the Affiliate prior to their termination date are immediately eligible upon the date of their rehire or hire by the Bank. Former employees of the Bank or an Affiliate who did not complete one year of employment prior to their termination date shall be required to be employed for one year from the date of their rehire or hire by the Bank. Participation in the SelectMatch by an eligible Participant shall commence on the first day of the quarter coinciding with or next following the date that one year of employment has been completed.

d.	Amount of SelectMatch Contribution.

i.
Quarterly SelectMatch Contributions. A SelectMatch Contribution shall be made for each calendar quarter in which an eligible Participant makes Deferral Contributions to the Plan. The amount of a quarterly SelectMatch Contribution shall be equal to 4% of the Participant’s Deferral Contributions for that calendar quarter.

ii.
Annual SelectMatch Contribution. An additional SelectMatch Contribution at year-end may be necessary for Participants whose SelectMatch Compensation exceeds the annual 401(a)(17) limit. The calculation will first determine the lesser of

1) 4% of the Participant’s SelectMatch Compensation that exceeds the annual 401(a)(17) limit or

2) the total of the Participant’s Deferral Contributions for the Plan Year

From this number, the total SelectMatch Contribution already received in the Plan Year will be subtracted. Any positive result will be the additional SelectMatch Contribution.

Example: Mary defers $1,000 each quarter. Her quarterly match is 4% of $1,000, or $40. Mary’s compensation for the year is $400,000. The 2018 401(a)(17) limit is $275,000. Mary’s compensation exceeds the limit by $125,000. Thus, a year-end SelectMatch Contribution may be necessary.

The calculation of Mary’s year-end contribution is as follows:

◦	First step: Determine the lesser of deferrals or 4% of excess compensation.

Mary has deferred $4,000 for the year. 4% of the excess compensation of $125,000 is $5,000. The lesser of $4,000 and $5,000 is $4,000.

◦	Second step: Subtract any contribution already received.

Mary has received a $40 match each quarter for a total matching contribution of $160 for the year. The difference between $4,000 and $160 is $3,840. The additional SelectMatch Contribution due at year-end is $3,840.

e.	Investment Adjustments. SelectMatch Contributions shall be deemed to include Investment Adjustments thereon, which shall be credited to a Participant’s SelectMatch Account.

f.
Salary Deferral Agreement to Control. Any SelectMatch Contributions made to the Plan for the Participant’s benefit with respect to a Plan Year, together with any Investment Adjustments thereon, shall be subject to the terms of the Participant’s Salary Deferral Agreement for such Plan Year.

5.	Except as modified herein, all of the terms and provisions of the SDCP, as amended, shall continue in full force and effect.

* * *

IN WITNESS WHEREOF, American Savings Bank has caused this Amendment No. 5 to the January 1, 2009 Restatement of the American Savings Bank Select Deferred Compensation Plan to be executed by its duly authorized officer on __December 5____, 2018.

AMERICAN SAVINGS BANK

By:    /s/ Albert Vanderhoeven
Director HR Operations

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